Exhibit 99.1

Integrity Applications, Inc. Announces Equity Financing of $3.0 Million

ASHKELON, Israel, September 3, 2014 /PRNewswire/ -- Integrity Applications, Inc. (OTCQB: IGAP) (“Integrity”), announced today that, on August 29, 2014, it raised an aggregate of $3,036,000 through the sale in a private placement transaction of 3,036 units (each a “Unit” and, collectively, the “Units”), at a price of $1,000 per Unit.  Each Unit consists of: (a) one share of Integrity’s newly designated Series B 5.5% Convertible Preferred Stock (the “Series B Preferred Stock”), (b) a five year warrant to purchase, at an exercise price of $5.80 per share, up to such number of shares of Integrity common stock equal to 100% of the shares of Integrity common stock issuable upon conversion of such share of Series B Preferred Stock and (c) a five year warrant to purchase, at an exercise price of $10.00 per share, up to such number of shares of Integrity common stock equal to 100% of the shares of Integrity common stock issuable upon conversion of such share of Series B Preferred Stock.

The shares of Series B Preferred Stock and warrants offered in the private placement transaction and the shares of Integrity common stock issuable upon the conversion of the Series B Preferred Stock and/or the exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States unless such sale is made pursuant to an effective registration statement filed with the United States Securities and Exchange Commission (the “SEC”) or pursuant to an applicable exemption from registration.  Integrity has agreed to file a registration statement with the SEC covering the shares of Integrity common stock issuable upon the conversion of the Series B Preferred Stock and/or the exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "expect," and "will," are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect Integrity Applications' actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release.  Factors that may affect Integrity Applications' results include, but are not limited to, the ability of Integrity Applications to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); the ability of Integrity Applications to successfully commercialize the GlucoTrack model DF-F; the ability of the GlucoTrack model DF-F to achieve acceptable pricing, adequate third party reimbursement or market acceptance; the ability of Integrity Applications to manage its growth and the expansion of its operations to include commercialization activities; risks relating to the use of third party manufacturers; risks relating to the development of Integrity Applications' sales, marketing and distribution capability, either on its own or through collaborations with marketing partners; and the additional risk factors described in Integrity Applications' filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013.

Contact:

Eran Hertz, CFO
Integrity Applications
+972 (8) 675-7878 ext. #3
eranh@integrity-app.com